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                                                                  EXHIBIT (m)(3)

                              AMENDED AND RESTATED

                   DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

                              ING SERIES FUND, INC.

                                     CLASS C

                            EFFECTIVE MARCH 1, 2002

         WHEREAS, ING Series Fund, Inc. (formerly Aetna Series Fund, Inc.) (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of common stock of the Company to which this Distribution and Shareholder Services Plan ("Plan") applies currently consist of the series (each a "Fund" and collectively the "Funds") named on Schedule 1 and
Schedule 2 hereto, as such schedules may be revised from time to time;

         WHEREAS, shares of common stock of the Funds are divided into classes of shares, one of which is designated Class C;

         WHEREAS, the Company employs ING Funds Distributor, Inc. (formerly ING Pilgrim Securities, Inc.) (the "Distributor") as distributor of the securities of which it is the issuer; and

         WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

         WHEREAS, the Company wishes to adopt the Distribution and Shareholder Services Plan of the Funds with respect to each Fund's Class C shares as set forth hereinafter.

         NOW, THEREFORE, the Company hereby adopts this Plan on behalf of the Funds with respect to its Class C shares, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

         1.       A.      Each of the Funds shall pay to the Distributor, as the
distributor of the Class C shares of such Funds listed in Schedule 1 a fee for distribution of the shares at the rate of 0.75%, and for such Funds listed in
Schedule 2 a fee at the rate of 0.50%, on an annualized basis of the average daily net assets of such Fund's Class C shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. ("NASD").

                  B. In addition to the amount provided in 1.A above, each of the Funds shall pay to the Distributor, as the distributor of the Class C shares of such Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of such Fund's Class C shares, provided that, at any time such payment is made, whether or not this Plan continues in

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effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the NASD.

         2. The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor's services as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of the Class C shares of a Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services may include, among other things, processing new shareholder account applications, preparing and transmitting to a Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning a Fund and their transactions with a Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of a Fund. In addition, this Plan hereby authorizes payment by the Funds of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

                  The amount set forth in paragraph l.B. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

         3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company's Board of Directors and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Company's Board of Directors. The Plan shall continue in full force and effect as to the Class C shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Directors of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

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         6.       This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of the Directors of the Fund, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of Class C shares of such Fund on not more than 30 days' written notice to any other party to the Plan, and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors on not more than 60 days' written notice to any other party to the agreement.

         7. This Plan may not be amended to increase materially the amount of the fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class C shares of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

         9. Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment.

         10. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, and any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         11. The provisions of the Plan are severable as to each Fund. Any action required to be taken under the Plan will be taken separately for each Fund affected by the matter.

         Pursuant to the authority delegated to the officers of the Company by a resolution adopted by the Directors of the Company on December 12, 2001, this Plan shall take effect on March 1, 2002.

                                             /s/ Kimberly A. Anderson
                                             -----------------------------------
                                             Name: Kimberly A. Anderson
                                             Title: Vice President and Secretary

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                                   SCHEDULE 1

ING Growth Fund
ING International Growth Fund
ING Small Company Fund
ING Value Opportunity Fund
ING Technology Fund
ING Balanced Fund
ING Growth and Income fund
ING Bond Fund
ING Government Fund
ING Ascent Fund
ING Crossroads Fund
ING Legacy Fund

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                                   SCHEDULE 2

ING Index Plus Large Cap Fund
ING Index Plus Mid Cap Fund
ING Index Plus Small Cap Fund

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